EXHIBIT 16.1

Malone-Bailey, P.C.
10350 Richmond Ave., Suite 800
Houston, TX 77042
Telephone: (713) 343-4200
Fax: (713) 266-1815


November 10, 2008


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Momentum BioFuels, Inc. (the "Company") pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about November 12, 2008 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the third and fourth paragraphs under Item 401(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Very Truly Yours,



/s/Malone-Bailey, PC
Malone-Bailey, PC